Exhibit 10.4

INTELLECTUAL PROPERTY AGREEMENT

BY AND BETWEEN

PHILIP MORRIS INTERNATIONAL INC.

AND

PHILIP MORRIS USA INC.

DATED AS OF JANUARY 1, 2008

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9.06	Remedies	15
9.07	Expenses	15

ARTICLE X	MISCELLANEOUS	15

10.01	Complete Agreement	15
10.02	Governing Law	15
10.03	Notices	16
10.04	Amendment and Modification	16
10.05	Successors and Assigns; No Third-Party Beneficiaries	16
10.06	Counterparts	16
10.07	Interpretation	17
10.08	Legal Enforceability	17
10.09	Construction	17

EXHIBITS

Exhibit A-1	Ownership Rights Licensed to One Another

Exhibit A-2	Chrysalis Ownership Rights Licensed to Third Parties

Exhibit B	Projects Jointly Funded After Effective Date

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INTELLECTUAL PROPERTY AGREEMENT

THIS INTELLECTUAL PROPERTY AGREEMENT, dated as of January 1, 2008 (as amended and supplemented pursuant to the terms hereof, this “Agreement”), is entered into by and between Philip Morris International Inc., a Virginia corporation (“PMI”), and Philip Morris USA Inc., a Virginia corporation (“PM USA” and, together with PMI, the “Parties”).

WITNESSETH:

WHEREAS, Altria Group, Inc., a Virginia corporation (“Altria”), currently owns all of the issued and outstanding shares of capital stock of PMI and PM USA; and

WHEREAS, Altria has announced that it is considering a pro-rata distribution of all of the outstanding shares of capital stock of PMI owned by Altria on the Distribution Date to the holders of shares of common stock of Altria (the “Distribution”); and

WHEREAS, PM USA and the Affiliates of PMI have a long history of close collaboration on their research and development work; and

WHEREAS, subsequent to 1987, PM USA and Affiliates of PMI have entered into a series of Cost Sharing Agreements pursuant to which they have continued to collaborate in extensive jointly funded research and development work and created a significant body of Jointly Funded IP; and

WHEREAS, the R&D Agreement, which constitutes the most recent Cost Sharing Agreement, is expiring in accordance with its terms on December 31, 2007; and

WHEREAS, the Parties intend to enter into this Agreement to set forth the principal arrangements regarding Intellectual Property and related matters effective as of the Effective Date; and

WHEREAS, the Parties previously created the PMT to prepare for the expiration of the R&D Agreement and address related issues;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

AAA: American Arbitration Association.

Affiliate: with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement none of Altria, the Subsidiaries of Altria (other than PMI and its Subsidiaries) and the officers and directors of Altria and of such Altria Subsidiaries shall be deemed to be an Affiliate of PMI; and none of PMI, the Subsidiaries of PMI and the officers and directors of PMI and its Subsidiaries shall be deemed to be an Affiliate of PM USA.

Altria: as defined in the recitals to this Agreement.

Arbitration Act: the United States Arbitration Act, 9 U.S.C. ss.ss 1-16, as the same may be amended from time to time.

ATI: any additional technological information related to Intellectual Property that is inscribed on, or exists in, a tangible medium or that is stored in an electronic or other medium and is retrievable, including (i) laboratory notebooks, (ii) research plans, reports or analyses, (iii) databases or other test results, (iv) scientific articles or other presentations or (v) samples.

Business Day: any day other than a Saturday, a Sunday or a day on which banking institutions located in the Commonwealth of Virginia, or the State of New York or the city of Lausanne, Switzerland are authorized or obligated by Law or executive order to close.

Chrysalis Technologies: all Intellectual Property (i) transferred to Chrysalis Technologies Incorporated, a Virginia corporation (“CTI”), by Affiliates of PMI and by PM USA and its Affiliates as of April 2, 2000; (ii) created by CTI between April 2, 2000 and January 1, 2005; or (iii) created by the Chrysalis division of PM USA between January 1, 2005 and the Effective Date, in all instances in the following Fields of Use: (a) aerosol generation, including but not limited to, capillary aerosol generation and fuels and pharmaceutical and medical device applications and (b) intermetallic alloys and processing.

Confidential Information: as defined in Section 8.05 hereof.

Cost Sharing Agreements: the R&D Agreement, together with all previous cost sharing arrangements related to research and development in the Fields of Use between PM USA and Affiliates of PMI.

Delivery Format: the format in which the Parties will deliver information to one another pursuant to this Agreement, which format may be paper copy, computer disks or other electronic media, as agreed by the PMT, except that the Delivery Format of the information shall be at least as accessible as the format in which such information is currently maintained by the Parties for their respective own use.

Dispute: as defined in Section 9.01 hereof.

Distribution: as defined in the recitals to this Agreement.

Distribution Date: the date on which the Distribution becomes effective.

Effective Date: January 1, 2008.

Fields of Use: use of Intellectual Property in the following fields:

(i)	tobacco and tobacco-related, including, but not limited to, smokeable and smokeless tobacco products and tobacco growing, curing and blending;

(ii)	smoking and smoking-related, including, but not limited to, smoking products, articles and devices;

(iii)	non-tobacco convenient oral sensorial products;

(iv)	distillation products;

(v)	all products and processes designed to reduce risk exposure caused by tobacco;

(vi)	sensorial and flavor technologies and know-how used to manufacture or in the manufacture of (i) through (v) above;

(vii)	aerosol generation, including, but not limited to, capillary aerosol generation and fuels and pharmaceutical and medical device applications;

(viii)	intermetallic alloys;

(ix)	technology for diagnosis, treatment or mitigation of tobacco-related disease(s) or condition(s);

(x)	smoke constituent exposure and risk assessment technologies, including, but not limited to, smoke chemistry methods, biomarkers and clinical studies;

(xi)	brand protection and anti-counterfeiting technologies; and

(xii)	machinery, apparatus, processes, methodologies, know-how, direct materials, components or packaging used to manufacture or in the manufacture of (i) through (xi) above.

Filing Party: as defined in Section 7.02(a) hereof.

Governmental Authority: any federal, national, state, provincial, local, foreign, international or other court, government, department, commission, board, bureau or agency, authority (including any central bank or taxing authority) or instrumentality (including any court, tribunal or grand jury).

IDF: invention disclosure forms.

Independent Invention: an invention or other Intellectual Property made by or on behalf of either Party or one of its respective Affiliates after the Effective Date and not made by or on behalf of either Party or one of its respective Affiliates in connection with a Project conducted jointly after the Effective Date pursuant to Article V hereof.

Information Exchange Date: January 1, 2000, unless otherwise agreed by the PMT before the Effective Date.

Intellectual Property: any and all intellectual property except rights relating to trademarks and trade dress. Such Intellectual Property includes inventions, works of authorship, other copyrighted works, trade secrets, developments, know-how (including improvements made to any of the preceding), patents, patent applications, related divisional, continuation, continuation-in-part patents and patent applications, reissues, reexaminations, renewals, extensions, substitutions, foreign counterparts, inventor’s certificates, utility models, design patents, plant patents, certificates of plant variety protection, and the right to claim priority to any of the preceding.

Jointly Funded IP: Intellectual Property that arose or arises out of the research, development and developmental engineering activities conducted (i) by PM USA prior to January 1, 1988; or (ii) by or on behalf of either Party or any of their respective Affiliates (A) in accordance with the terms of such Cost Sharing Agreements as were in effect between January 1, 1988 and the Effective Date; or (B) pursuant to Article V hereof after the Effective Date, regardless of whether such Intellectual Property was created directly by a Party or an Affiliate of such Party or obtained through a grant of rights by a third party; including, for the avoidance of doubt, the Chrysalis Technologies.

Law: any federal, national, state, provincial, local or foreign statute, ordinance, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction or requirement of any Governmental Authority or any order or award of any arbitrator, now or hereafter in effect.

Negotiation Notice: as defined in Section 9.03 hereof.

Non-Severable: characterization of an Independent Invention that cannot be exploited commercially without the use of Jointly Funded IP.

Notices: as defined in Section 10.03 hereof.

Notice Date: either (i) the later of the date 30 days after filing of a patent application or upon receipt of a U.S. Patent Office foreign filing license with respect to an Independent Invention or (ii) the date 30 days after the date of commencement of test marketing of a new product in a Field of Use that includes, is made by or uses an unpatented Independent Invention.

Option Period: the period commencing on the Effective Date and ending 10 years after the later of (i) the Distribution Date or (ii) the Effective Date.

Parties: as defined in the preamble to this Agreement.

Patent Documents: pending, allowed, abandoned and non-continued patent applications and patents and assignments related thereto.

Person: an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, or a government or any department or agency thereof.

PMI: as defined in the preamble to this Agreement.

PMT: Project Management Team, as further defined in Section 8.03 hereof, with representatives from each of the Parties or their Affiliates, established prior to the Effective Date.

PM USA: as defined in the preamble to the Agreement.

Projects: projects, research initiatives, technologies and research and development support activities in which PMI and PM USA or their Affiliates have collaborated under a Cost Sharing Agreement or will be collaborating under this Agreement.

R&D Agreement: the Research and Development Agreement between Philip Morris Products S.A., a wholly-owned Subsidiary of PMI, and PM USA (f/k/a Philip Morris Incorporated), dated as of January 1, 2002, as extended by the Extension Agreement, dated as of November 15, 2006.

Receiving Party: as defined in Section 7.03(b) hereof.

Representative: with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

Rules: as defined in Section 9.04 hereof.

Severable: characterization of an Independent Invention that can be exploited commercially without Jointly Funded IP.

Subsidiary: with respect to any specified Person, any corporation or other legal or other entity of which such Person controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

Territory or Territories: with respect to PM USA, the U.S.; with respect to PMI, outside the U.S.

Third-Party Offer: as defined in Section 7.03 hereof.

Third Party: a Person other than Altria or a Party hereto or a Subsidiary thereof.

Transition Period: the period commencing on the Effective Date and ending two years after the later of (i) the Distribution Date or (ii) the Effective Date.

U.S.: the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas.

Ultra Trade Secrets: as defined in Section 8.05 hereof.

1.02 References to Time. All references in this Agreement to times of the day shall be to Richmond, Virginia time, except as otherwise specifically provided herein.

ARTICLE II

ALLOCATION OF INTELLECTUAL PROPERTY RIGHTS

2.01 General Allocation. The Parties hereby acknowledge and confirm that in accordance with the terms of (i) the Plan of Spinoff of the International Business of Philip Morris Incorporated, dated November 4, 1987, and (ii) the Cost-Sharing Agreements:

(a) PM USA owns all Intellectual Property rights to the Jointly Funded IP in the U.S.; and

(b) Affiliates of PMI own all Intellectual Property rights to the Jointly Funded IP outside the U.S.,

subject in the case of subparagraph (b) to the rights previously licensed to PM USA and its Affiliates and described in Exhibit A-1 hereto.

2.02 Chrysalis Technologies. The Parties hereby acknowledge and confirm specifically that:

(a) PM USA owns all Intellectual Property rights to the Chrysalis Technologies in the U.S.; and

(b) Affiliates of PMI own all Intellectual Property rights to the Chrysalis Technologies outside the U.S.,

subject in both instances to the rights previously licensed to Third Parties and described in Exhibit A-2 hereto.

2.03 Trade Secrets. For the avoidance of doubt, ownership by a Party or its Affiliates of Intellectual Property rights in a trade secret (including Ultra Trade Secrets) that is Jointly Funded IP shall mean the sole right to use the trade secret, including the right to make, use, sell or offer for sale products in that Party’s respective Territory.

ARTICLE III

TRANSFER OF PATENTS, PATENT APPLICATIONS AND IDFS

3.01 Patent Documents. Unless exchanged through the work of the PMT prior to the Effective Date, no later than 60 days after the Effective Date, each Party shall, or shall cause its Affiliates to, deliver to the other a copy in Delivery Format of all of the Patent Documents identified and requested by the other Party that it or any of its Affiliates owns that are dated before the Effective Date.

3.02 IDFs. Unless exchanged through the work of the PMT prior to the Effective Date, no later than 60 days after the Effective Date, each Party shall, or shall cause its Affiliates to, deliver to the other a copy in Delivery Format of all IDFs that it or any of its Affiliates owns that are dated before the Effective Date but after the Information Exchange Date.

ARTICLE IV

COMPLETED INTERNALLY AND EXTERNALLY CONDUCTED PROJECTS

Unless earlier exchanged through the work of the PMT, no later than 60 days after the Effective Date, each Party shall deliver to the other in Delivery Format:

(a) lists and summaries of the Projects that were:

(i) jointly funded by the Parties or any of their respective Affiliates;

(ii) completed after the Information Exchange Date; and

(iii) completed before the Effective Date;

(b) a copy of any lists in the possession of a Party or any of their respective Affiliates on the Effective Date of jointly funded Projects that were completed prior to the Information Exchange Date, provided that neither Party shall be obligated to create such lists if they did not exist as of August 1, 2007; and

(c) a list of formulas and ingredient lists and product specifications in the possession of a Party as of the Effective Date.

ARTICLE V

INTERNALLY AND EXTERNALLY CONDUCTED PROJECTS IN PROGRESS

Exhibit B hereto lists all internally and externally conducted Projects in progress as of the Effective Date that the Parties have agreed that the Parties or their Affiliates will fund jointly after the Effective Date on the same basis as joint funding has occurred under the R&D Agreement. All Intellectual Property obtained or created in jointly funded Projects after the

Effective Date shall constitute Jointly Funded IP and be subject to all applicable provisions of this Agreement with regard to exchange of ATI, ownership of Jointly Funded IP in the respective Territories and confidentiality.

ARTICLE VI

REQUESTS FOR ATI

6.01 During the Transition Period.

(a) At any time during the Transition Period, either Party shall be entitled to request ATI from the other Party or its Affiliates regarding:

(i) the Patent Documents or the IDFs delivered before the Effective Date or pursuant to Article III of this Agreement;

(ii) any Project included on a list delivered pursuant to Article IV hereof;

(iii) any other Project completed prior to the Information Exchange Date; or

(iv) any of the formulas, ingredient lists or product specifications included on a list delivered pursuant to Article IV hereof.

(b) At any time during the Transition Period, a Party that has elected not to continue joint funding of a Project after the Effective Date shall be entitled to request ATI regarding that Project obtained or created before the Effective Date.

6.02 After the Transition Period. At any time after the Transition Period, either Party shall be entitled to request ATI from the other Party or its Affiliates with respect to the Patent Documents or the IDFs delivered before the Effective Date or hereunder. Any request pursuant to this Section 6.02 shall include the identification of the specific Patent Document or IDF with respect to which ATI is requested.

6.03 ATI Delivery. The Party from which ATI is requested pursuant to this Article VI shall, or shall cause its Affiliates to, deliver the requested ATI in Delivery Format to the requesting Party promptly, and in any event no later than 30 days, after receipt of the request therefor.

6.04 Cooperation. The obligations set forth in this Article VI shall be subject to the general provision on further cooperation and good faith dealing between the Parties as to the Jointly Funded IP, as set forth in Section 8.01 hereof.

ARTICLE VII

INDEPENDENT INVENTIONS

7.01 Presumption. The Parties have reviewed the long historical experience with the Cost Sharing Agreements, including:

(a) the time typically required to analyze research and development results and conceive of an invention;

(b) the time that typically elapses between the conception of an invention, its actual reduction to practice and the filing of a patent application for that invention or the inclusion of that invention in a new product; and

(c) the expenditure by the Parties or their Affiliates of considerable resources and millions of dollars in the course of their long-standing and close research and development cooperation and collaboration.

Based on that review, in the judgment of those persons at both Parties (and their Affiliates) who have worked most closely on the creation of the Jointly Funded IP, the Parties have concluded that it is highly probable that any Independent Invention in a Field of Use:

(i) for which a Party or an Affiliate of that Party files a patent application during the Transition Period; or

(ii) that the Party or an Affiliate of that Party incorporates into a new product during the Transition Period will be Non-Severable and will substantially arise from the Jointly Funded IP.

7.02 Patented Independent Inventions — Transition Period.

(a) If, during the Transition Period, either Party or an Affiliate of a Party (collectively, the “filing Party”) files, or a Third Party files on behalf of a filing Party, a patent application on an Independent Invention that is within a Field of Use, then the filing Party shall notify the other Party in writing no later than the Notice Date. With respect to all Intellectual Property that is included in such Independent Invention and is described or claimed in such patent application:

(i) PM USA shall own all such Intellectual Property rights in the U.S.; and

(ii) PMI or an Affiliate of PMI shall own all such Intellectual Property rights outside the U.S.,

unless the filing Party is able to demonstrate to the reasonable satisfaction of the other Party that the Independent Invention is Severable or does not substantially arise from the Jointly Funded IP. If the Parties are unable to agree, they shall submit the matter for resolution under Article IX hereof.

(b) If the Parties agree, or the mediator or the arbitrator pursuant to Section 9.03 or 9.04 hereof determines, that the Independent Invention for which a patent application is filed during the Transition Period either:

(i) is not within a Field of Use; or

(ii) does not substantially arise from the Jointly Funded IP;

then this Agreement shall not apply to such Independent Invention.

(c) If the Parties agree, or the mediator or the arbitrator pursuant to Section 9.03 or 9.04 hereof determines, that the Independent Invention for which a patent application is filed during the Transition Period:

(i) is within a Field of Use; and

(ii) substantially arises from the Jointly Funded IP; but

(iii) is Severable;

then the terms of subparagraph (b) of Section 7.03 hereof shall apply.

7.03 Patented Independent Inventions — Option Period.

(a) If, during the Option Period but after the expiration of the Transition Period, a filing Party, or a Third Party on behalf of a filing Party, files a patent application on an Independent Invention that:

(i) is within a Field of Use; and

(ii) substantially arises from Jointly Funded IP;

then the filing Party shall notify the other Party in writing no later than the Notice Date of the filing of such patent application and the terms of subparagraph (b) of this Section 7.03 shall apply.

(b) After final agreement or determination pursuant to subparagraph (c) of Section 7.02 hereof or receipt of notice pursuant to subparagraph (a) of this Section 7.03, the receiving Party shall have 30 days to notify the filing Party in writing as to whether the receiving Party elects to enter into negotiations pursuant to which the receiving Party or its Affiliates (collectively, the “receiving Party”) will obtain ownership or license rights in the receiving Party’s Territory with respect to such Independent Invention. Such written notice shall include a summary of the terms upon which the receiving Party proposes to acquire such ownership or license rights for the Independent Invention, including acquisition or license fees or royalties, length and country or countries of ownership or license, exclusivity and covenants of use.

(c) If the receiving Party elects to make an offer and enter into negotiations pursuant to subparagraph (b) of this Section 7.03, then the Parties or their respective Affiliates shall engage in good faith negotiations on an arm’s length basis with respect to the terms of an agreement regarding the Independent Invention. The Persons engaged in the negotiations may structure any such agreement in any manner that they shall determine. If any legal deadlines occur with respect to filing of corresponding patent applications on the Independent Invention in the receiving Party’s Territory during such negotiations, then, if the receiving Party so requests, the filing Party shall file such corresponding patent applications at the sole expense of the receiving Party, subject to the option rights set forth in subsection (d) of this Section 7.03.

(d) If:

(i) the receiving Party elects not to make an offer;

(ii) the receiving Party breaks off negotiations by written notice; or

(iii) no agreement is reached by the Parties within three months from the Notice Date (unless extended by mutual agreement of the Parties);

then the filing Party shall retain sole and exclusive ownership of Intellectual Property rights in the Independent Invention world-wide or may solicit offers from one or more Third Parties regarding ownership or license of the Independent Invention (each, a “Third-Party Offer”). Before accepting the Third-Party Offer, the filing Party shall deliver to the receiving Party in writing a summary of those terms of the Third-Party Offer that, the filing Party, considering all aspects of the offers taken as a whole, and acting reasonably and in good faith, believes improve upon the offer of the receiving Party; provided that if such summary contains competitively sensitive information (e.g., marketing information), the filing Party will deliver such information to an arbitrator chosen in accordance with Section 9.04 hereof in anticipation of seeking assistance in resolving the matter. The receiving Party shall have 30 days to offer in writing to match or improve upon the disclosed terms of the Third-Party Offer. If the filing Party, acting reasonably and in good faith, concludes that the receiving Party’s offer matches or improves upon the Third-Party Offer, the filing Party shall accept the receiving Party’s offer. If the filing Party, acting reasonably and in good faith, concludes that the receiving Party’s offer does not match or improve upon the Third-Party Offer, the filing Party shall so inform the receiving Party in writing within 10 days of receipt of the filing Party’s offer. If the receiving Party believes that the filing Party has not acted reasonably and in good faith, the receiving Party shall so inform the filing Party in writing within 10 days of receipt of the filing Party’s written notice and the Parties shall submit the matter promptly for resolution with the assistance of an arbitrator chosen in accordance with Section 9.04 hereof, which assistance shall be restricted to a determination whether the filing Party has acted reasonably and in good faith in concluding that the receiving Party’s offer does not match or improve upon the Third-Party Offer. If the receiving Party agrees with the filing Party’s conclusion that the receiving Party’s offer does not match or improve upon the Third-Party Offer or if the matter is resolved in accordance with Section 9.04 hereof in favor of the filing Party’s conclusion, the filing Party shall be free to accept the Third-Party Offer.

7.04 Independent Inventions — Not Patented. If at anytime during the Option Period, either Party or an Affiliate of a Party begins test marketing of a new product anywhere in its respective Territory that includes an unpatented Independent Invention that is within a Field of Use, all of the terms of Sections 7.01, 7.02 and 7.03 hereof shall apply to the unpatented Independent Invention used in such product on the same basis as such terms apply to a patent application filed within the Transition Period or Option Period, as appropriate. For purposes of calculating deadlines pursuant to Sections, 7.01, 7.02 and 7.03 hereof, in conjunction with this Section 7.04, the date of commencement of such test marketing shall have the same effect as the filing of a patent application.

7.05 ATI. Any grant of rights during the Transition Period shall include the transfer of such ATI in Delivery Format as normally accompanies a patent license. With respect to all other grants of rights under Section 7.02(c), 7.03 or 7.04 hereof in the Option Period, the Parties shall negotiate in good faith as to what ATI will be transferred to the receiving Party or its Affiliates.

ARTICLE VIII

CERTAIN ADDITIONAL COVENANTS

8.01 General Obligations of the Parties. During the life of this Agreement, the Parties shall, and shall cause their respective Affiliates to, cooperate generally with each other in a reasonable manner and in good faith and in compliance with applicable Law concerning the subject matter hereof, such as the prosecution of patents relating to the Jointly Funded IP (including the provision of witnesses and documents as may be required in connection with patent prosecution or enforcement, with all reasonable expenses in connection therewith to be reimbursed by the Party requesting assistance promptly upon written request by the Party providing assistance). Among other things, the Parties agree that the first patent for each invention shall be filed in the country in which the invention was created. In addition, all equipment or tangible materials that may be owned by one Party or its Affiliates and used by the other Party or its Affiliates on the Effective Date shall be promptly returned after the Effective Date upon the written request of the Party in ownership at the sole expense of the requesting Party.

8.02 Special Situations.

(a) The Parties hereby grant, and shall cause their respective Affiliates to grant, each other, or their Affiliates, perpetual, royalty-free licenses to the Jointly Funded IP and the patented or unpatented Independent Inventions for which ownership is allocated by Section 7.02 hereof for the limited purposes of: (i) securing the production of equipment and materials (including tobacco) used in the manufacture of products in the Fields of Use; and (ii) conducting research, development or product assessment activities by or on behalf of a Party or its Affiliates.

(b) The Parties will, or will cause their respective Affiliates to, negotiate separate agreements for their respective Territories with Schweizer-Maudit with regard to banded cigarette paper.

8.03 PMT.

(a) Subsequent to the Effective Date, the PMT shall meet quarterly during the life of this Agreement to initiate, review or terminate jointly funded Projects, to consider Intellectual Property issues or to otherwise manage research and development relations pursuant to this Agreement.

(b) The Parties will determine the size and membership of the PMT from time to time as necessary and appropriate to fulfill the PMT’s purposes under this Agreement; provided that each Party will have an equal number of representatives on the PMT. Each Party will designate its own Representatives to serve on the PMT. The PMT will act by unanimous decision.

8.04 Further Assurances. In addition to the actions specifically provided for in this Agreement and unless otherwise expressly provided in this Agreement, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement. The Parties recognize that issues may arise that the Parties did not anticipate and plan for. In addressing those issues, the Parties agree to act in good faith, on an arm’s length basis and with flexibility, subject to their respective legal obligations.

8.05 Confidentiality.

(a) In performing their respective obligations under the Cost Sharing Agreements and this Agreement, the Parties have exchanged, and will exchange, as part of the Jointly Funded IP:

(i) trade secrets regarding product specifications, casings and flavorings, formulas for blends or other trade secret information of a similarly high proprietary nature (“Ultra Trade Secrets”); and

(ii) other trade secrets, know-how and confidential information (together with Ultra Trade Secrets, the “Confidential Information”).

Each of PMI and PM USA shall hold, and shall use its best efforts to cause its employees, Affiliates and Representatives to hold, in strict confidence all the Ultra Trade Secrets and shall not release or disclose the Ultra Trade Secrets to any other Person, except its Representatives who shall be bound by the provisions of this Section 8.05; provided, however, that PMI and PM USA and their respective employees, Affiliates and Representatives may disclose such Ultra Trade Secrets:

(i) to vendors that must have access to the Ultra Trade Secrets for purposes of providing services to a Party; provided that agreements are executed with such vendors requiring them to maintain the Ultra Trade Secrets in strict confidence and to use the Ultra Trade Secrets only for the purposes of providing the contracted services; and

(ii) if disclosure is, or is reasonably likely to be, required by Law or for legal proceedings in any country; provided that the Party being required to make the disclosure has used its best efforts to obtain undertakings from the relevant Governmental Authority or in such legal proceedings that the Ultra Trade Secrets will not be made public and, in the event the Party is unable to obtain such an undertaking such Party delivers prompt written notice of the proposed disclosure to the other Party.

(b) Each of PMI and PM USA and their respective Representatives shall exercise the same care with regard to Confidential Information other than Ultra Trade Secrets as it takes to preserve confidentiality for its own similar Confidential Information.

ARTICLE IX

DISPUTE RESOLUTION

9.01 Step Process. Any controversy or claim arising out of or relating to this Agreement or the breach thereof (a “Dispute”), shall be resolved by a series of three steps in the following sequence: (i) negotiation between members of the PMT; (ii) negotiation between senior executives with the possibility of mediation; and (iii) then binding arbitration. Each Party agrees on behalf of itself and its respective Affiliates that the procedures set forth in this Article IX shall be the exclusive means for resolution of any Dispute.

9.02 PMT Negotiation. The Parties agree that the PMT shall first attempt to resolve any Dispute.

9.03 Management Negotiation and Mediation. In the event that the Dispute is not settled by the PMT within 30 days from the time any Party first raises such Dispute in writing to the PMT, then any Party may request in writing (a “Negotiation Notice”) that the Parties attempt to resolve the Dispute by the direct discussions and negotiations, including if either Party so elects, negotiation among senior executives of PM USA and PMI. If all Parties to the Dispute agree, the Parties may also attempt to settle the Dispute by a mediation administered by the AAA under its Commercial Mediation Procedures. The Parties agree that any applicable statute of limitations shall be tolled from the submission of a Negotiation Notice until the conclusion of the dispute resolution process outlined in this Article IX.

9.04 Arbitration.

(a) If a Dispute is not resolved within 30 days after the Negotiation Notice, any Party shall have the right to commence arbitration. In that event, the Dispute shall be resolved by final and binding arbitration administered by the AAA in accordance with its International Arbitration Rules (the “Rules”). The place of arbitration shall be New York, New York. Any Dispute concerning the propriety of the commencement of the arbitration shall be finally settled by such arbitration. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(b) The number of arbitrators shall be one if the claims in such Dispute aggregate less than $100 million, and three if the claims in such Dispute aggregate $100 million or more. If the Parties are unable to agree on the amount of the claims, there shall be three arbitrators.

(c) If one arbitrator is to be chosen, the Parties agree to seek to reach agreement on the identity of the sole arbitrator within 30 days after the initiation of arbitration. If the parties do not reach agreement on the sole arbitrator within that time period, then the AAA shall appoint the sole arbitrator.

(d) If three arbitrators are to be chosen, the claimant shall appoint an arbitrator in its request for arbitration. The respondent shall appoint an arbitrator within 20 days of the receipt of the request for arbitration. The two arbitrators shall appoint a third arbitrator who shall serve as chair of the tribunal, within 30 days after the appointment of the second arbitrator. If any of the three arbitrators is not appointed within the time prescribed above, then the AAA shall appoint that arbitrator.

9.05 Injunctive Relief. At any time during the resolution of a Dispute between the parties, including the PMT negotiation, either Party has the right to apply to any court of competent jurisdiction for interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the Parties’ rights or to maintain the Parties’ relative positions until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

9.06 Remedies. The arbitrator(s) shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement nor any right or power to award punitive or treble (or other multiple) damages.

9.07 Expenses. Each Party shall bear its own expenses and attorneys’ fees in pursuit and resolution of any Dispute. The Parties shall share equally the costs and expenses (including the fees of any neutral mediator or arbitrator) of any mediation or arbitration hereunder.

ARTICLE X

MISCELLANEOUS

10.01 Complete Agreement. This Agreement and the Exhibits hereto shall constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter provided, that Section 2.8.2(a) of the R&D Agreement shall remain in full force and effect.

10.02 Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Virginia, U.S.A. (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies; provided, however, that the Arbitration Act shall govern the matters described in Section 9.04 hereof.

10.03 Notices. All notices, requests, claims, demands and other communications hereunder (collectively, “Notices”) shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, electronic mail or other standard form of telecommunications (provided confirmation is delivered to the recipient the next Business Day in the case of facsimile, electronic mail or other standard form of telecommunications) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to PMI:	Philip Morris International Inc.
120 Park Avenue
New York, New York 10017
c/o Corporate Secretary

with a copy to:	Philip Morris International Management SA
Avenue de Rhodanie 50
1001 Lausanne, Switzerland
c/o General Counsel

If to PM USA:	Philip Morris USA Inc.
6601 W. Broad Street
Richmond, Virginia 23261
c/o Associate General Counsel, Business Counselling

with a copy to:	Altria Group, Inc.
120 Park Avenue
New York, New York 10017
c/o Corporate Secretary

or to such other address as any Party hereto may have furnished to the other Parties by a notice in writing in accordance with this Section 10.03.

10.04 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by both of the Parties hereto.

10.05 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed). This Agreement is solely for the benefit of the Parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

10.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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10.07 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

10.08 Legal Enforceability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each Party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Parties hereunder shall be specifically enforceable.

10.09 Construction. Unless otherwise expressly stated, clauses beginning with the term “including” or words of similar import set forth examples only and in no way limit the generality of the matters thus exemplified.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ Ann Marie Kaczorowski
Name:	Ann Marie Kaczorowski
Title:	Vice President and Secretary

PHILIP MORRIS USA INC.

By:	/s/ John R. Nelson
Name:	John R. Nelson
Title:	President, Operations and Technology

EXHIBITS

Exhibit A-1	Ownership Rights Licensed to One Another

Exhibit A-2	Chrysalis Ownership Rights Licensed to Third Parties

Exhibit B	Projects Jointly Funded After Effective Date

EXHIBIT A-1

An affiliate of PMI has granted to PM USA and each of its Affiliates a non-exclusive, royalty-free, paid-up license under the Jointly Funded IP solely for the purpose of, or in connection with the sale, use or importation by the U.S. military and its agents in or into PMI’s Territory of products that are sold to the U.S. military by PM USA or any of its Affiliates, without PM USA or any of its Affiliates having the right to sublicense hereunder. This license shall extend to all further transferees of the U.S. military and its agents.

A-1-1

EXHIBIT A-2

(1) Strategic Alliance Agreement by and between Discovery Laboratories, Inc. (“Discovery”) and Philip Morris USA Inc., d/b/a Chrysalis Technologies (“Chrysalis”)

(2) License and Assignment Agreement by and between TIAX LLC (“TIAX”) and Chrysalis Technologies, a division of Philip Morris USA Inc. (“Chrysalis”)

(3) Development and License Agreement by and between Respironics, Inc. and Philip Morris USA Inc., Chrysalis Technologies Division.

A-2-1

EXHIBIT B

None

B-1